As filed with the Securities and Exchange Commission on July 27, 2011
Registration No.   333-140331

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2 ON
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEPASA CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	7310	86-0879433
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

324 Datura Street, Suite 114
West Palm Beach, Florida 33401
 (561) 366-1249
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Matte
324 Datura Street, Suite 114
West Palm Beach, Florida 33401
 (561) 366-1249
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
Brian S. Bernstein, Esq.
Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 320
Palm Beach Gardens, Florida 33410
(561) 478-7077

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 27, 2011

QUEPASA CORPORATION

PROSPECTUS

5,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 1,000,000 shares of our common stock and 4,000,000 shares of common stock issuable upon exercise of warrants which may be offered by the selling shareholders identified in this prospectus.  We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 18.  We will, however, receive proceeds in connection with the exercise of the warrants referred to above.

Our common stock trades on the NYSE Amex under the symbol “QPSA”.  As of July 26, 2011, the closing price of our common stock was $9.37 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.  The selling shareholders may be deemed underwriters of the shares of our common stock that they are offering within the meaning of the Securities Act of 1933.  We will bear all costs, expenses and fees in connection with the registration of these shares.

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2011

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  Quepasa Corporation, is referred to throughout this prospectus as “Quepasa,” “we,” “our” or “us.”

Our Company

Quepasa Corporation is a social media technology company which owns Quepasa.com, the leading online social network and game platform for the Latino community, Quepasa Games, a cross platform social game development studio, and Quepasa DSM, a cross platform social advertising and contest platform.  Quepasa Corporation, through its website Quepasa.com, is one of the fastest growing online social communities for young Latinos.  Quepasa.com provides users with access to an expansive, multilingual menu of resources that promote social interaction, information sharing, and other topics of importance to Latino users and is dedicated to empowering young Latinos with the most entertaining online social community.

On July 20, 2011, Quepasa announced it had entered into an Agreement and Plan of Merger dated as of July 19, 2011, or the Merger Agreement, with Insider Guides, Inc., doing business as myYearbook.com pursuant to which Quepasa agreed to acquire myYearbook.  Subject to the terms and conditions of the Merger Agreement (which was filed as Exhibit 2.1 to a Form 8-K filed on July 20, 2011 and which is incorporated by reference herein), holders of myYearbook securities will receive $100 million consisting of approximately $18 million in cash and $82 million in Quepasa common stock. The number of shares of Quepasa common stock to be issued will be based upon the Transaction Share Price, which will be the lesser of (A) $10 per share and (B) the average of (i) $7.5715 and (ii) the average closing price of Quepasa common stock on the 20 trading days ending with the trading day three days prior to the closing of the Merger.  Completion of the Merger is subject to certain conditions, including, among others: (i) approval of the issuance of the shares by Quepasa shareholders, (ii) Quepasa raising at least $10 million in equity, and (iii) approval of the Merger Agreement by myYearbook’s shareholders.  We urge investors to review the Form 8-K filed on July 20, 2011 and all subsequent filings made by Quepasa with the Securities and Exchange Commission, or the SEC.  All number of shares and percentages following the offering assume the Merger will not have closed.

Corporate Information

We are a Nevada corporation.  Our principal executive offices are located at 324 Datura Street, Suite 114, West Palm Beach, Florida 33401.  Our phone number is (561) 366-1249 and our corporate website can be found at www.quepascorp.com.  The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	16,668,281 shares

Common stock offered by the selling shareholders:	5,000,000 shares (1)

Common stock outstanding immediately following the offering:	20,668,281 shares

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and general corporate purposes.

Risk Factors:	See “Risk Factors” beginning on page ___ of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	NYSE Amex: QPSA

(1) Except for the shares underlying the warrants, the shares offered under this prospectus have already been issued and are outstanding.

The number of shares of common stock to be outstanding after this offering excludes:

●	a total of 8,017,298 shares of common stock issuable upon the exercise of outstanding stock options;
●	a total of 2,039,249 shares of common stock reserved for future issuance under our 2006 Stock Incentive Plan, or the Plan; and
●	a total of 4,200,000 shares of common stock issuable upon the exercise of warrants.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus including the incorporated documents contains forward-looking statements.  All statements other than statements of historical facts, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this prospectus and the incorporated documents. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and or that are disclosed in our incorporated documents.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in Quepasa. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risk Factors Relating to Our Company

Because we face significant competition from other social networks and companies with greater resources, we may not be able to compete effectively.

We face formidable competition from other companies that seek to connect young Latinos online.  Our primary competitors are other companies providing portal and online community services, especially to the Spanish and Portuguese language Internet users, such as Facebook, Yahoo!Español,  MySpace Latino, America Online Latin America, StarMedia, Hi5, Orkut, Batanga, Terra.com and UOL.com.  All of these companies have a more established reputation, longer operating histories and more established relationships with users.  They can use their experience and resources against us in a variety of competitive ways, including developing ways to attract and maintain users.  Yahoo and America Online also may have a greater ability to attract and retain users than we do because they operate Internet portals with a broad range of content and services.

If our members do not interact with each other or our viral marketing strategy fails, our ability to attract new members will suffer and our revenue will decrease.

Part of our success is dependent upon our social networking members interacting with our website and contributing to our viral advertising platform, which we refer to as DSM.  If our DSM platform is unsuccessful and our members do not spread our advertisers’ messages throughout the Internet, our operating results will suffer.

The majority of our members do not visit our website frequently and spend a limited amount of time when they visit.  If we are unable to encourage our members to interact more frequently and to increase the amount of user generated content they provide, our ability to attract new users to our website and our financial results will suffer.

If we are unable to expand the number of users to our website and generate sufficient revenue, your investment may be jeopardized.

In order to operate our website profitably, we must attract sufficient users, including users who regularly visit our website.  In addition, we must generate revenue from these users.  To date, we have identified two primary revenue sources – social games and advertising, which includes DSM.  To date, the only material revenue has come from DSM in 2010 as well as website development for a customer.  We must continue to generate material revenue from DSM and expand our other revenue sources including social games.  If we unable to attract sufficient users and increase our revenue, we will not generate sufficient revenue and your investment may be jeopardized.

If we are unable to expand and monetize our social gaming portfolio, our future results of operations may be adversely affected.

Quepasa believes that social games will be an extremely important part of its business model and its ability to generate significant revenue.  In March 2011, we acquired XtFt Games, which we re-named Quepasa Games, and are now developing all of our games in-house.  Our ability to develop successful new online games in-house will largely depend on our ability to (i) anticipate and effectively respond to changing of players’ interests and preferences and to technological advances in a timely manner, (ii) attract, retain and motivate talented online game development personnel and (iii) execute effectively our online game development plans. In-house development requires a substantial initial investment prior to the launch of a game, as well as a significant commitment of future resources to update and expand the games.   Quepasa Games recently launched its first social game for the Brazilian market and intends to localize it for two cities in Mexico and Columbia in the second half of 2011.  While initial results are encouraging, we cannot assure you the initial trend will continue.

We cannot assure you that we will be successful in developing and monetizing successful new games.  If we fail to expand our offering of social games, if our members do not play the games on a regular basis or if we do not receive sufficient revenue from gaming on our website or other websites, our future results of operations will be materially and adversely affected.

Because we operate in a new and rapidly changing industry, it is difficult to evaluate our business and prospects.

Social games constitute a new and rapidly evolving industry. The growth of the social game industry and the level of demand and market acceptance of our games are subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the social game industry, many of which are beyond our control, including:

●	continued growth in the use of Quepasa.com and other social networks;

●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms of entertainment;

●	the worldwide growth of personal computer, broadband Internet and mobile device users, and the rate of any such growth;

●	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending; and

●	lawsuits by social gaming and other companies claiming that we misappropriated their intellectual property.

Our ability to plan for game development, distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential players. New and different types of entertainment may increase in popularity at the expense of social games. A decline in the popularity of social games in general, or our games in particular, would harm our business and prospects.

If any of our social games have programming errors or flaws, it could harm our reputation or decrease market acceptance of our games, which would harm our operating results.

Our current or social games may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new games and rapidly release new features to existing games under tight time constraints. We believe that if our players have a negative experience with our games, they may be less inclined to continue or resume playing our games or recommend our games to other potential players. Undetected programming errors, game defects and data corruption can disrupt our operations, adversely affect the game experience of our players by allowing players to gain unfair advantage, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in legal liability to us or harm our operating results.

Because there are low barriers to entry in the social game industry, our competition could continue to increase.

The social game industry is highly competitive, with low barriers to entry and we expect more companies to enter the sector and a wider range of social games to be introduced. Our competitors that develop social games for social networks vary in size and include publicly-traded companies such as Electronic Arts Inc./Playfish Inc. and The Walt Disney Company/Playdom Inc., and privately-held companies such as Zynga Inc.,  Crowdstar, Inc., Popcap Games, Inc., Vostu, Ltd. and wooga GmbH. In addition, online game developers and distributors who are primarily focused on specific international markets,  and high-profile companies with significant online presences that to date have not developed social games, such as Amazon.com, Facebook, Google Inc., Microsoft Corporation and Yahoo! Inc., may decide to develop social games.  Some of these current and potential competitors have significant resources for developing or acquiring additional games, may be able to incorporate their own strong brands and assets into their games, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the online social game industry. In addition, we have limited experience in developing games for mobile and other platforms and our ability to succeed on those platforms is uncertain.  There can be no assurance that we will be able to compete successfully against current or future competitors or that our completion will not have a material adverse effect on our business.

Because many individuals are using devices other than personal computers to access the Internet, if users of these devices do not widely adopt solutions we develop for these devices, our business could be adversely affected.

The number of people who access the Internet through devices other than personal computers, including smart phones, cell phones and handheld tablets or computers, has increased dramatically in the past few years and is projected to continue to increase.  Outside of the United States, where most active Quepasa members are, mobile devices are more widely used.  Additionally, as new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternative devices, and we may need to devote significant resources to the creation, support, and maintenance of such devices.  If we are unable to develop mobile solutions to meet the needs of our members, our business could suffer.

If we fail to enhance our existing services or develop and introduce new features in a timely manner to meet changing customer requirements, our ability to grow our business will suffer.

Our social network depends in part on rapidly changing technologies, which will impact our capacity to attract new users. The widespread adoption of new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

●	identify and respond to emerging technological trends in the market;
●	develop content that attracts and allows us to retain large numbers of users;
●	enhance our services by adding innovative features that differentiate our services from those of our competitors;
●	acquire and license leading technologies; and
●	respond effectively to new technological changes or new services announcements by others.

We will not be competitive unless we continually introduce new services and content or enhancements to existing services and content that meet evolving industry standards and user needs.

If we cannot address technological change in our industry in a timely fashion and develop services, our future results of operations may be adversely affected.

The Internet and electronic commerce industries are characterized by:

●	rapidly changing technology;
●	evolving industry standards and practices that could render our website and proprietary technology obsolete;
●	changes in Latino consumer tastes and demands; and
●	frequent introductions of new services that embody new technologies.

Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies and program formats, enhance our existing services and respond to technological advances and consumer tastes and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

Because we have international operations, we are exposed to foreign currency risks.

Quepasa conducts business in countries outside of the United States and expects to generate most of its revenue outside of the United States, which exposes us to fluctuations in foreign currency exchange rates. We may enter into short-term forward exchange or option contracts to hedge this risk; nevertheless, volatile foreign currency exchange rates increase our risk related to products purchased in a currency other than the currencies in which our revenue is generated.  The realization of this risk could have a significant adverse effect on our financial results.  There can be no assurance that these and other factors will not have an adverse effect on our business.

Because we are pursuing a strategy of seeking to commercialize our services internationally, we are subject to risks frequently associated with international operations, and we may sustain large losses if we cannot deal with these risks.

Our business model is aimed at Spanish and Portuguese speaking persons who live primarily outside the United States as well as Latinos living in the United States. We also maintain material operations in Mexico and Brazil.  Because of the diverse number of countries including Mexico and those located in Central and South America, we will be required to focus our business on unique local cultural differences which vary from country to country. If we are able to successfully develop international markets, we would be subject to a number of risks besides currency fluctuations, including:

●	Changes in laws or regulations resulting in more burdensome governmental controls, regulation of the Internet, privacy protection, or restrictions;
●	Being able to attract users from countries with different local cultures;
●	Political and economic instability;
●	Extended payment terms beyond those customarily offered in the United States;
●	Difficulties in managing sales representatives and employees outside the United States; and
●	Potentially adverse tax consequences.

If we cannot manage these risks, we may sustain large losses.

If we are unable to implement payment gateways to our users, our results of operations will be adversely affected.

We conduct our business in countries outside the United States and depend on payment gateways that are not as well developed as those in the United States where most people have Visa, MasterCard or bank debit cards to use in paying for virtual goods and our services.  Users of our social network in the countries we operate, outside of the United States, do not always have access to credit cards and other “typical” payment methods  our United States members have such as debit cards.  If we are unable to implement payment gateways that provide end-users of our social network the ability to easily pay for services and related game transactions, our future results will be adversely affected. Additionally, our inability to collect and receive payments from these other sources will have an adverse effect on our business and results of operations.

Because the technical operations of our website are in Mexico, we are subject to social instability risks which could materially adversely affect our business and our results of operations.

Because a material portion of our activities are conducted in Hermosillo, Mexico, our business is exposed to the risk of crime that is currently taking place in certain areas in Mexico.  Recent increases in kidnapping and violent drug related criminal activity in Mexico, and in particular Mexican States bordering the United States, may adversely affect our ability to carry on business safely.  Although Hermosillo has not been affected by these criminal activities, if it were to spread to Hermosillo it could affect our ability to do business there and our business could be adversely affected.

If our acquisition strategy is unsuccessful or if we are unable to integrate future acquisitions our business will be materially and adversely affected.

Following our acquisition of XtFt, we may make acquisitions of social media technology companies. Our success will depend in part on the ability of Quepasa to manage the integration of future acquisitions. The proposed Merger with myYearbook is in furtherance of this plan.  Integrating businesses poses a variety of challenges, which we must meet.

The process of integrating any future acquired business may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

●	Our members may cease visiting Quepasa.com if they find our website is no longer interesting or fun;
●	Loss of key employees;
●	integrating personnel from the two companies while maintaining focus on providing a consistent, high quality level of service;
●	integrating complex systems, technology, networks and other assets in a seamless manner that minimizes any adverse impact on suppliers, employees and other constituencies
●	Possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;
●	Failure to maintain the quality of services that the companies have historically provided;
●	complexities associated with managing the larger, combined business; and
●	The diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short and long-term effects on our operating results and financial condition. If we are not able to integrate the businesses, our future results of operations may reflect declining revenue growth.

Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits that we anticipate. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

If government regulation of the Internet increases, it may adversely affect our business and operating results.

We may be subject to additional operating restrictions and regulations in the future. Due to the rapid growth and widespread use of the Internet, national and local governments are enacting and considering various laws and regulations relating to the Internet. Very recently in the United States, the Federal Communication Commission has issued proposed rules to regulate the Internet. Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Sometimes, new laws and regulations while designed to protect consumers have unintended consequences. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet. Internationally, we may also be subject to domestic laws regulating our activities in foreign countries and to foreign laws and regulations that are inconsistent from country to country. Political factors may cause governments to restrict Internet social networking usage as has occurred in non-Latino countries. Other countries, including Venezuela, may begin to restrict the usage of Internet social networks.  We may incur substantial liabilities for expenses necessary to comply with these laws and regulations or penalties for any failure to comply.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways.  As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. We may also be subject to costs and liabilities with respect to privacy issues.   Further, it is anticipated that new legislation may be adopted by federal and state governments with respect to user privacy.  Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our services based upon existing laws.  The restrictions imposed by and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

If the New York State Attorney General or other regulator takes any action against us and if successful, it may result in us being required to change our e-mail marketing or other practices, or pay substantial fines, which could result in a future material adverse effect on our future operating results.

We operate our business online, which is subject to extensive regulation by federal and state governments. Recently, we received a subpoena from the New York Attorney General seeking records relating to our operations including specific information regarding our e-mail marketing practices. We intend to co-operate and supply those documents we believe are directly relevant to the inquiry, although our attorneys have advised us that their inquiry is pre-empted by federal law in the absence of any deceptive acts. Our attorneys have further advised us that they do not believe our e-mail marketing involves any deceptive practices. However, we cannot assure you that the New York Attorney General will agree or that other regulators may not challenge aspects of our business. In such event, defending this or any other action would cause us to incur substantial expenses and divert our management's attention. If we are unsuccessful, we may have to change our e-mail marketing practices which could impair our ability to obtain new users. Any change in our email marketing or defense of a regulatory investigation or action could reduce our future revenues and increase our costs and adversely affect our future operating results.

If there are changes in regulations or user concerns regarding privacy and protection of user data, or we fail to comply with such laws, it could adversely affect our business.

Federal and state laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users. We have posted on our website our own privacy policies and practices concerning the collection, use, and disclosure of user data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders, or other federal or state privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business.

Further, failure or perceived failure by us to comply with our policies, applicable requirements, or industry self-regulatory principles related to the collection, use, sharing or security of personal information, or other privacy or data protection-related matters could result in a loss of user confidence in us, damage to the Quepasa brand, and ultimately in a loss of users, and advertising partners, or which could adversely affect our business.

In addition, various federal and state legislative or regulatory bodies may enact new or additional laws and regulations concerning data privacy and retention issues which could adversely impact our business. The interpretation and application of privacy, data protection and data retention laws and regulations are currently unsettled in the U.S. and internationally. These laws may be interpreted and applied inconsistently from country to country and inconsistently with our current data protection policies and practices. Complying with these varying international requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

If technologies are developed that block our email invitations to join Quepasa, we may be unable to obtain additional memberships.

We send mass emails for our members to invite their friends to join our social network. We believe that our business will continue to rely on this method for attracting users in the foreseeable future. Unsuccessful email delivery could impact our ability to monetize our services. As a result, any email or ad-blocking technology could, in the future, adversely affect our business.

Because of the global economic instability, our business could be harmed in a number of ways.

Although there are indications that the global economic downturn may be abating, a number of European countries have continued to have economic issues including problems related to their indebtedness. There can be no assurance that it will continue to stabilize or that it will improve. There could be additional global economic instability or another downturn. Such an environment creates several risks relating to our results of operations and prospects. We may experience decreased demand for our service and pressure to reduce our cost of operations. We may find that advertisers will reduce Internet advertising which would reduce our future revenue.  The benefits from cost reductions may take longer to fully realize and may not fully mitigate the impact of the reduced demand.  Deterioration in the financial and credit markets heightens the risk of customer delay in payment.  These events may result in a number of adverse effects upon us including reducing online access, failure to spend money on our games and a loss of advertising revenue.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a portion of which is allocated to Internet advertising. We expect that large advertisers will continue to increase their advertising efforts on the Internet. If we fail to convince these companies to spend a portion of their advertising budgets on social media, our operating results would be harmed.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers and key employees, each of whom may be difficult to replace. In particular, John Abbott, Chief Executive Officer, Michael Matte, Chief Financial Officer and Louis Bardov, Chief Technology Officer, are important to the management of our business and operations and the development of our strategic direction. The loss of the services of Messrs. Abbott, Matte or Bardov and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we cannot manage our growth effectively and expand our technology, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth. Because of our rapid growth, we need to expand our technology and data centers and our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  We cannot assure you that our management will be able to manage our growth effectively or successfully and expand our technology and capacity as needed. Our failure to meet these challenges could cause us to lose money, traffic and user growth and your investment could be lost.

Interruption, failure of our information technology and communications systems or our inability to scale our systems could hurt our ability to effectively provide our services, which could damage our reputation and harm our operating results.

The availability of our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems or our inability to scale our systems could result in interruptions in our service, which could reduce our revenue, and damage our brand. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, hurricanes, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers are subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons, or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

Our headquarters and some of our operating locations are located in areas prone to natural disasters such as floods, hurricanes, tornadoes, or earthquakes. Adverse weather conditions, major electrical failures or other natural disasters in these major metropolitan areas may disrupt our business should our ability to host our site be impacted by such an event. Additionally, we operate in multiple geographic markets, several of which may be susceptible to acts of war and terrorism. Our business could be adversely affected should its facilities be impacted by such events.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our success and ability to compete are often dependent upon internally developed software technology that we developed for our Quepasa.com website. While we rely on copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new service developments, frequent enhancements or our services and reliable maintenance are more essential to establishing a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology, making it more difficult for us to compete.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages and prevent service delivery.

Third parties may claim that our services infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our business service delivery. Even if we were to prevail, any litigation regarding its intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering some of our services.

If there are changes in accounting rules, our results of operations could be adversely affected.

Quepasa prepares its consolidated financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, the SEC, the American Institute of Certified Public Accountants and various other bodies formed to interpret and create appropriate accounting policies. A change in these policies or a new interpretation of an existing policy could have a significant effect on our reported results or changes in presentation or disclosure, and may affect our reporting of transactions before a change is adopted, which in turn could have a significant adverse effect on our results of operations.

If there is new tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our marketing services and our financial results.

Due to the global nature of the Internet, it is possible that governments might attempt to tax our activities.  As the recession placed budgetary pressures on governments, it is possible that they may seek to tax all Internet sales including game usage and sale of virtual currency.  New or revised tax regulations may subject us to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online, reduce Internet sales and decrease the attractiveness of advertising over the Internet. Any of these events could have an adverse effect on our business and results of operations.

Risks Relating to Our Common Stock

Because our stock price may be volatile due to factors beyond our control, you may lose all or part of your investment.

Our operating results have been in the past, and in the future are likely to be, subject to quarterly and annual fluctuations as a result of numerous factors, including:

●	information relating to the myYearbook merger,
●	changes in the growth rate of our members,
●	changes in the usage of Quepasa.com by our members,
●	independent reports relating to the metrics of our website, including the number of visitors,
●	our failure to generate increases in revenue,
●	our failure to achieve or maintain profitability,
●	actual or anticipated variations in our quarterly results of operations,
●	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments,
●	the loss of significant business relationships,
●	changes in market valuations of similar companies,
●	the loss of major advertisers,
●	future acquisitions,
●	the departure of key personnel,
●	short selling activities, or
●	regulatory developments.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

We may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share.  This could permit our Board to issue preferred stock to investors who support our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of July 25, 2011, we had 16,668,281 shares of common stock outstanding of which our directors and executive officers beneficially own approximately 1,920,678 which are subject to the limitations of Rule 144 under the Securities Act. Most of the remaining outstanding shares, including almost all of the shares issuable upon the exercise of outstanding warrants (which are registered under this prospectus) and options are and will be freely tradable.

In general, Rule 144 provides that any non-affiliate of Quepasa, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that we stay current in our SEC filings.  After two years, a non-affiliate may sell without any restrictions, even if we fail to stay current in our SEC filings.

An affiliate of ours may sell after six months with the following restrictions:

(i)	we are current in our filings,
(ii)	certain manner of sale provisions,
(iii)	filing of Form 144, and
(iv)
volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed the 1% of the total number of outstanding shares, or the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale.

Because almost all of our outstanding shares are freely tradable beginning on the date of this prospectus and a number of shares held by our affiliates may be freely sold (subject to Rule 144 limitation), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.  However, pending completion of the myYearbook Merger, our officers, directors and an affiliate have agreed to certain transfer restrictions on their shares until completion of the Merger.

 USE OF PROCEEDS

In connection with a registration rights agreement with the selling shareholders, we are registering: (i) 4,000,000 shares of common stock underlying warrants issued to the selling shareholders and (ii) 1,000,000 shares of common stock.  We will not receive any proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.  We will, however, receive proceeds from the exercise of warrants which will be used for working capital purposes.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold.  Except as disclosed in this prospectus, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.  Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information.  The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933 or the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 16,668,281 shares of our common stock issued and outstanding as of July 25, 2011.  For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

F. Stephen Allen (1)	1,000,000	1,000,000	0	0
Richard L. Scott Blind Trust (2)	1,166,887	1,166,887	0	0
F. Annette Scott Revocable Trust (3)	166,667	166,667	0	0
Richard L. and F. Annette Scott Family Limited Partnership Ltd. (4)	166,446	166,446	0	0
Mexicans and Americans Trading Together, Inc. (5)	3,333,333	3,000,000 (6)	333,333	1.8%
______________
*	Less than 1%.

(1)           Represents shares of common stock issuable upon exercise of warrants at $3.55 per share.  The warrants expire on March 21, 2016.

(2)           Includes 1,000,000 shares of common stock issuable upon the exercise of warrants, exercisable at $2.75 per share held which expire on March 21, 2016. This Blind Trust has control of the securities which are owned of record by entities.  Mr. Alan Bazaar as managing director of the trustee has voting and dispositive power over these securities.

(3)           Mrs. Annette Scott is the trustee of the selling shareholder and has voting power over the securities.   Hollowbrook Associates LLC has investment power over these securities. Mr. Alan Bazaar, as managing director of Hollowbrook Associates LLC, has the individual investment power.

(4)           Mrs. Annette Scott is the general partner of the selling shareholder and has voting power over the securities. Hollowbrook Associates LLC has investment power over these securities.  Mr. Alan Bazaar, as managing director of Hollowbrook Associates LLC, has the individual investment power.

(5)           Mr. Alonso Ancira, a director of Quepasa, is also the Chairman of the Board of Directors of Altos Hornos de Mexico, S.A.B. de C.V., or AHMSA, and Mexicans and Americans Trading Together, Inc., or MATT Inc.  MATT, Inc. is a wholly-owned subsidiary of AHMSA. Grupo Acerero del Norte, S.A. de C.V., or GAN, is the majority shareholder of AHMSA.  Mr. Ancira is a shareholder of GAN. By virtue of his role as Chairman of the Boards of Directors of MATT, Inc. and AHMSA and his equity interest in GAN, Mr. Ancira may be deemed to beneficially own 1,333,333 shares owned by MATT, Inc. and 2,000,000 shares issuable upon the exercise of warrants held by MATT, Inc.  Both Mr. Ancira and MATT, Inc. have agreed, subject to certain exceptions, not to offer or sell any of their shares of common stock of Quepasa pending completion of the merger with myYearbook.com announced on July 20, 2011 and contained in a Form 8-K filed with the SEC that day, unless the transferee agrees to be bound by the voting agreement delivered by Mr. Ancira or Matt, Inc., as applicable, in connection with such merger.

(6)           Represents 1,000,000 shares of common stock and 2,000,000 shares of common stock issuable upon the exercise of warrants at 2.75 per share.  The warrants expire on October 17, 2016.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.  There is no cumulative voting in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

Anti-takeover Provisions

Our authorized but unissued shares of common and preferred stock are available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.  Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Some features of the Nevada Revised Statutes or the Nevada Statutes, our Articles of Incorporation and our Bylaws, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our shareholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

No Shareholder Action by Written Consent

Our Articles and our Bylaws do not provide for action by our shareholders by written consent without a meeting.

Special Shareholder Meetings

Under our Articles and our Bylaws, only the Chairperson of our Board, our President and our Chief Executive Officer may call a special meeting of shareholders and a majority of our Board may request a special meeting to be called.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors.

Anti-takeover Effects of Nevada Law

We are subject to the Nevada Combination with Interested Stockholders Statute, which is an anti-takeover law. In general, the statute prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested shareholder for a period of three years following the date that the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner.  Generally, a business combination includes a merger or consolidation with an interested shareholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested shareholder having (i) the direct or indirect beneficial owner of 10% or more of outstanding voting stock of a Nevada corporation; or (ii) an affiliate or associate of a Nevada corporation who, at any time within three years, was the direct or indirect owner of 10% or more the corporation’s outstanding voting stock.  An interested shareholder cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder.  Our Articles and Bylaws do not exempt Quepasa from this statute.

The Nevada Statutes contain a provision governing the acquisition of a controlling interest (20% or more of the outstanding voting shares) of a Nevada corporation.  The Nevada Statutes provide that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the statute, would bring its voting power within any of the following three ranges: (i) 20 to 33 1/3%, (ii) 33 1/3 to 50%, or (iii) more than 50%.  Any such acquirer may be denied voting rights with respect to the “control shares”, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part.  Our Articles and Bylaws do not exempt our common stock from this statute.

The provisions of the control share statute may discourage companies or persons interested in acquiring a significant interest in or control of Quepasa, regardless of whether such acquisition may be in the best interest of our shareholders.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

We have appointed Action Stock Transfer, Inc., as our transfer agent.  Their contact information is: 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121; phone number (801) 274-1088, facsimile (801) 274-1099.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling shareholders.  The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NYSE Amex or any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	Privately negotiated transactions;

●	Short sales;

●	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	Writing of options on the shares;

●	A combination of any such methods of sale; and

●	Any other method permitted pursuant to applicable law.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the then market price.  The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the rules thereunder.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  No selling shareholder has entered into any agreement with a prospective underwriter and the selling shareholders have advised us that they have no plans to enter into any such agreement.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules thereunder, including Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling shareholders including liabilities under the Securities Act or to contribute to payments the selling shareholders may be required to make in respect of such liabilities.  If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, or file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

We are paying all fees and expenses incident to the registration of the shares, excluding fees and disbursements of any counsel to the selling shareholders, brokerage commissions and underwriting discounts.

The selling shareholders are responsible for complying with the applicable provisions of the Exchange Act and the rules thereunder including Regulation M in connection with their sales of shares of common stock under this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and registration statement for the years ended December 31, 2010 and 2009 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The documents listed below are incorporated by reference into this registration statement:

●	Our annual report on Form 10-K for the year ended December 31, 2010 filed on February 7, 2011;

●	Our quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed on May 11, 2011;

●	Our current reports on Form 8-K filed on February 11, 2011, March 4, 2011, May 11, 2011, May 13, 2011, June 10, 2011 and July 20, 2011;

●	Our Definitive Proxy Statement filed on April 14, 2011; and

●
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.   You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

324 Datura Street, Ste. 114
West Palm Beach, Florida 33401
(561) 366-1249

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholders.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees (1)	$6,257
Printing expenses	$600
Accounting fees and expenses	$1,000
Legal fees and expenses	$10,000
Miscellaneous	$143
Total	$18,000

(1) This registration fee was paid in January 2007.

Indemnification of Directors and Officers.

The Nevada Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Articles provide for the elimination of liability of our directors and officers for monetary damages for their breach of fiduciary duty to the fullest extent provided by Nevada law.  Also, our Articles provide that our directors and officers shall be indemnified by Quepasa against any liability to the fullest extent provided by law.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our Articles and the Indemnification Agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Quepasa pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits and Financial Statement Schedules.

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

4.1	Allen Series 2 Warrant	Sb-2	1/30/07	10.13
4.2	Scott Series 2 Warrant	Sb-2	1/30/07	10.12
4.3	Scott Series 2 Warrant - Amendment	8-K	1/30/08	10.9
4.4	Allen Series 3 Warrant	Sb-2	1/30/07	10.15
4.5	Scott Series 3 Warrant	Sb-2	1/30/07	10.14
4.6	Scott Series 3 Warrant – Amendment	8-K	1/30/08	10.10
4.7	Registration Rights Agreement – Allen & Scott	Sb-2	1/30/07	10.16
4.8	MATT, Inc. Series 1 Warrant	8-K	10/19/06	10.2
4.9	MATT, Inc Series 1 Warrant - Amendment	8-K	1/30/08	10.4
4.10	MATT, Inc. Series 2 Warrant	8-K	10/19/06	10.3
4.11	MATT, Inc. Series 2 Warrant – Amendment	8-K	1/30/08	10.5
4.12	Registration Rights Agreement – MATT, Inc.	8-K	10/19/06	10.4
5.1	Legal Opinion of Harris Cramer LLP				Filed
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Harris Cramer LLP				Filed*
___________________

*	Contained in Exhibit 5.1.

Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of West Palm Beach, State of Florida, on July 26, 2011.

QUEPASA CORPORATION.

By:	/s/ John Abbott
John Abbott
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Abbott	Principal Executive Officer and Director	July 26, 2011
John Abbott

/s/ Michael Matte	Chief Financial Officer (Principal Financial Officer) and	July 26, 2011
Michael Matte	Chief Accounting Officer (Principal Accounting Officer)

Director
Alonso Ancira

/s/ Lars Batista	Director	July 26, 2011
Lars Batista

/s/ Ernesto Cruz	Director	July 26, 2011
Ernesto Cruz

/s/ Malcolm Jozoff	Director	July 26, 2011
Malcolm Jozoff

Director
Lionel Sosa

/s/ Dr. Jill Syverson-Stork	Director	July 26, 2011
Dr. Jill Syverson-Stork

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1	Legal Opinion of Harris Cramer LLP
23.1	Consent of Salberg & Company, P.A.
23.2	Consent of Harris Cramer LLP